Black Hills Corporation

News Release

Company Contact:

Jason Ketchum	605-721-2765
Media Relations line	866-243-9002

BLACK HILLS CORP. REPORTS STRONG FIRST QUARTER 2009 RESULTS

UTILITIES PERFORMING WELL AND STRATEGY ON TRACK

RAPID CITY, SD — April 30, 2009 — Black Hills Corp. (NYSE: BKH) today announced first quarter 2009 financial results. Net income for the three months ended Mar. 31, 2009 increased 57% to $26.4 million, or $0.68 per share compared to net income of $16.8 million or $0.44 per share for the same period in 2008. Income from continuing operations for the first quarter 2009 was $25.6 million, or $0.66 per share, compared to income from continuing operations for the first quarter 2008 of $11.8 million, or $0.31 per share.

Included in the results are the earnings from the utilities acquired from Aquila on July 14, 2008 and impacts from the following notable items:

o $16.9 million, or $0.44 per share, gain from the sale of a 23.5% interest in the Wygen I generation facility that occurred on Jan. 22, 2009;
o $9.6 million, or $0.25 per share net non-cash gain, resulting from an unrealized mark-to-market gain for certain interest rate swaps entered into in 2007;
o Non-cash ceiling test impairment of oil and gas assets totaling $27.8 million, or $0.72 per share, driven by lower natural gas prices at the end of the quarter; and
o Lower effective tax rate for the quarter related to a $3.8 million or $0.10 per share benefit associated with an improvement of a previously recorded tax position.

“With the transformational year of 2008 behind us, we are pleased to begin 2009 with improved financial and operating results for the first quarter. We are benefiting from a stronger regulated portfolio of assets that provides more stable cash flows and earnings as a result of the 2008 acquisition of additional utility properties. We continue to achieve strategic milestones critical to our business and growth initiatives including the approval of transmission and natural gas rate cases and the approval to construct rate base generation assets. Our Energy Marketing business performed better than during the same quarter in 2008 despite choosing to limit usage of their uncommitted stand-alone credit facility in an effort to preserve liquidity. We are in the process of obtaining a committed stand-alone credit facility to provide for the needs of Enserco and are encouraged by the expanded interest of banks as we near the completion of this process,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp.

In addition, on March 31, 2009 the Colorado Public Utilities Commission issued an order pertaining to the Electric Resource Plan for the company’s Black Hills Energy - Colorado Electric utility providing the opportunity to construct and operate two LMS-100 natural gas turbines to serve a portion of the customer requirements when the utility’s current power purchase agreement expires on December 31, 2011. On March 25, 2009 Black Hills Energy - Colorado Electric issued a 2009 Non-intermittent Resource Solicitation to request bids that will determine how the remaining customer requirements will be supplied. The company’s non-regulated power generation subsidiary may submit a bid to supply all or a portion of those resource requirements.

Compared to the first quarter of 2008, income from continuing operations in the first quarter of 2009 reflects the following:

Utilities

$17.3 million in gas utility earnings

$0.9 million decrease in electric utility earnings

Non-regulated Energy

$18.0 million increase in power generation earnings

$1.0 million increase in energy marketing earnings

$0.8 million decrease in coal mining earnings

$28.3 million decrease in oil and gas earnings

Corporate

$7.5 million increase in corporate earnings

“Although we’re pleased with the first quarter 2009 performance of our business units, continued low natural gas prices will negatively impact our oil and gas segment. They may also affect margins from Energy Marketing and off-system sales of electricity. The improving credit markets will allow us to secure our expected long-term financing needs over the remainder of the year while attaining satisfactory results for both shareholders and customers.

“Our well-defined growth projects and capital investment plans remain a priority. Our Wygen III construction project continues to remain on budget and on schedule to be in service by June 2010; and we are excited to commence construction of gas-fired power generation facilities to serve our Colorado Electric customers. Despite the challenging economic times, our businesses will continue to create long-term value for shareholders. Our company is well positioned with a focused strategy, talented and dedicated employees, access to capital markets, and the opportunity to capture the benefits of operating efficiencies as our integration projects are completed,” concluded Emery.

DIVIDENDS

Common shareholders will receive $0.355 per share. Dividends will be payable Jun. 1, 2009, to all shareholders of record at the close of business on May 18, 2009.

CONFERENCE CALL AND WEBCAST

The company will host a live conference call and webcast at 11 a.m. ET on Friday, May 1 to discuss financial and operating performance. To listen to the live broadcast, call 1-800-230-1085. To access the live webcast and download a copy of the investor presentation, go to the Black Hills web site at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the web site prior to the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available by telephone through May 8, 2009, at 1-800-475-6701 in the United States and at 1-320-365-3844 for international callers. Callers need to enter the access code 996033# when prompted.

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three months ended March 31,
	2009	2008
Revenues:
Utilities (a)	$393,397	$99,302
Non-regulated Energy	44,546	53,548
	$437,943	$152,850

Net income (loss):
Continuing operations –
Utilities (a)	$26,582	$10,167
Non-regulated Energy (b)	(6,493)	3,583
Corporate (c)	5,536	(1,934)
Income from continuing
operations	25,625	11,816
Discontinued operations (d)	766	5,052
Net loss attributable to
non-controlling interest	—	(77)
Net income	$26,391	$16,791

Weighted average common
shares outstanding:
Basic	38,511	37,826
Diluted	38,563	38,399

Earnings per share:
Basic –
Continuing operations	$0.67	$0.31
Discontinued operations	0.02	0.13
Total	$0.69	$0.44
Diluted –
Continuing operations	$0.66	$0.31
Discontinued operations	0.02	0.13
Total	$0.68	$0.44

(a)   2009 financial results from our Utilities group reflect the additional operations of five utility properties acquired from Aquila on July 14, 2008.

(b)   2009 financial results from our Non-regulated Energy group include a “ceiling test” impairment at our Oil and Gas segment and the sale of 23.5% of Wygen I power generation facility to MEAN. An impairment charge of $27.8 million after-tax was recorded in the first quarter 2009. The gain on sale in the Power Generation segment was $16.9 million after tax.

(c)   2009 financial results for our Corporate activities include a $9.6 million after-tax gain related to non-cash mark-to-market adjustment on certain interest rate swaps.

(d)   2008 discontinued operations reflect the after-tax results of the seven IPP assets sold in July 2008. 2009 discontinued operations reflect the after-tax results of the final working capital adjustment related to sale of the IPP assets of $0.8 million.

BUSINESS UNIT FIRST QUARTER PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding. All amounts presented on an after-tax basis unless otherwise indicated)

Utilities Group

Income from continuing operations from the Utilities group for the three-month period ended March 31, 2009 was $26.6 million, compared to $10.2 million in 2008. Business segment results were as follows:

• Electric Utility segment income from continuing operations was $9.3 million in 2009 and $10.2 million in 2008.

o      Increased gross margins of $1.0 million due to rate increases effective January 1, 2009 for transmission rates partially offset by a $0.7 million decrease in off-system sales margins due to lower power prices; and

o     Increased allowance for funds used during construction of $1.0 million offset by a $2.1 million increase in interest expense due to additional debt associated with the acquisition of the Colorado Electric utility.

• The Gas Utility segment income from continuing operations was $17.3 million in 2009.

o Gas Utilities earnings and volumes in the first quarter increased due to the addition of the gas utilities acquired on July 14, 2008.

The following tables provide certain Utilities group operating statistics:

	Three months ended
Electric Utilities *	March 31,
	2009	2008

Retail sales – MWh	1,114,702	702,796
Contracted wholesale sales – MWh	168,679	171,620
Off-system sales – MWh	419,833	292,713
	1,703,214	1,167,129

Total gas sales – Dth	1,846,994	2,156,320

Regulated power plant availability:
Coal-fired plants	97.3%	94.1%
Other plants	99.2%	94.9%
Total availability	98.0%	94.4%

Gas Utilities *

Total gas sales – Dth	23,835,618	—
Total transport volumes -- Dth	15,378,558	—

* Results for the first quarter of 2009 reflect the additional activities of an electric utility operating in Colorado and four gas utilities operating in Kansas, Iowa, Nebraska, and Colorado, which were acquired on July 14, 2008

Non-regulated Energy Group

Loss from continuing operations from the Non-regulated Energy group for the three-month period ended March 31, 2009 was $6.5 million, compared to income from continuing operations of $3.6 million for the same period in 2008. Business segment results were as follows:

• Power Generation income from continuing operations was $17.2 million in 2009, compared to a loss of $0.9 million in 2008 as a result of:

o After-tax gain of $16.9 million on the sale of a 23.5% of the Wygen I power generation facility to MEAN for $51.0 million.

Partially offset by:

o $2.5 million of indirect costs and inter-segment interest expense relating to the sold IPP assets that were not reclassified to discontinued operations; and

o $2.4 million increase in interest expense related to intersegment debt restructuring.

• Energy Marketing income from continuing operations was $1.3 million, compared to $0.3 million in 2008 as a result of:

o $1.1 million increase in unrealized marketing margins; and

o Lower operating expenses primarily due to lower bank fees.

Partially offset by:

o     $0.7 million decrease in realized marketing margins primarily due to prevailing conditions in natural gas markets affecting both transportation and storage strategies. In addition, gross margin from crude oil marketing were lower due to the impact of decreasing commodity prices on inventory held to meet pipeline requirements.

• Coal Mining income from continuing operations was $0.8 million in 2009, compared to $1.6 million in 2008 as a result of:

o     Operating expenses increased $1.7 million, or 22%, in 2009, primarily due to increased overburden removal costs, increased coal taxes due to higher coal prices and increased depreciation due to increased equipment usage. Cubic yards of overburden moved increased 4%.

Partially offset by:

o $0.8 million, or 9%, increase in revenues in 2009 compared to the same period in 2008 due to an increase in average price received.

• Oil and Gas loss from continuing operations was $25.7 million in 2008, compared to income from continuing operations of $2.6 million in 2008 as a result of:

o     $27.8 million after-tax non-cash “ceiling test” impairment charge in the first quarter 2009. The write-down in the net carrying value of our natural gas and oil properties resulted from low quarter-end commodity prices. The write-down of gas and oil properties was based on March 31, 2009 NYMEX natural gas prices of $3.63 per Mcf, adjusted to $2.23 per Mcf at the wellhead and crude oil prices of $49.66 per barrel, adjusted to $45.32 per barrel at the wellhead.

Since March 31, 2009, spot market prices for crude oil and natural gas have continued to decline. If spot market prices at June 30, 2009, the end of the company’s second quarter, are less than the prices recorded on March 31, 2009, absent the impact of any reserve additions on the ceilings test calculation, the company would likely be required to record an additional non-cash charge. Depending on the magnitude of the decrease in prices, the charge could be significant;

o     Revenue decreased $6.2 million due to a 37% decrease in the average hedge adjusted price of oil received and a 34% decrease in average hedge adjusted price of gas received partially offset by a 4% increase in gas production resulting from the new wells that were completed in the latter part of 2008; and

o $0.5 million increase in depletion costs due to higher depletion rates and higher volumes.

Partially offset by:

o $0.6 million decrease in Lease Operating Expense (LOE) as compared to 2008 which had some severe weather impact;

o $1.1 million decrease in production taxes due to lower oil and natural gas prices; and

o $3.8 million income tax benefit associated with an improvement of a previously recorded tax position.

The following tables contain certain Non-regulated Energy operating statistics:

	Three months ended March 31,
	2009	2008

Energy Marketing
Average daily volumes:
Natural gas physical – MMBtus	2,252,800	1,794,090
Crude oil physical – barrels	11,060	7,080

	Three months ended March 31,
Power Generation:	2009	2008
Contracted fleet power
plant availability:
Coal-fired plant	95.5%	96.9%
Natural gas-fired plants	98.0%	99.9%
Total availability	96.6%	98.0%

	Three months ended March 31,
	2009	2008

Oil and Gas production:
Mcf equivalent sales	3,285,114	3,163,043

	Three months ended March 31,
	2009	2008
Coal Mining:
Tons of coal sold	1,506,100	1,545,000

Overburden yards	3,162,100	3,030,450

Service Company (Corporate)

Results for the three-month period ended March 31, 2009 was income of $5.5 million, compared to a loss of $1.9 million for the same period in 2008. The increased income was due primarily to the $9.6 million mark-to-market gain related to interest rate swaps partially offset by $2.9 million increase in interest expense. Details of these interest rate swaps have been previously disclosed. The first quarter of 2009 included $0.7 million of transition and integration costs for the Aquila Transaction, compared to $1.4 million in the first quarter of 2008.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Golden, Colo., and Omaha, Neb. The company serves 759,000 utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2008 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

* Our ability to access the capital markets and the costs and terms of available financing given the global financial crisis;

* The accounting treatment and earnings impact associated with interest rate swaps;

* Our ability to successfully maintain or improve our corporate credit rating;

* The impact of the global financial credit crisis on counterparty credit risk and late payments and uncollectible accounts from utility customers;

* Our ability to comply, or to make expenditures required to comply, with changes in laws and regulations, particularly those relating to taxation, safety and protection of the environment, and to recover those expenditures in customer rates, where applicable;

* The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC’s full cost ceilings test for natural gas and oil reserves;

* Our ability to successfully integrate and profitably operate the five gas and electric utilities recently acquired from Aquila in July 2008;

* Our ability to complete the planning, permitting, construction, start up and operation of power generation facilities in a cost-effective and timely manner;

* The timing and extent of scheduled and unscheduled outages of power generation facilities;

* Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings; and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities; and our ability to add power generation assets into our regulatory rate base;

* Our ability to meet production targets for oil and gas properties, which may be dependent upon commodity prices; issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits; and the cost and availability of specialized contractors, work force, and equipment; and

* Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.